                                                                     EXHIBIT 2.1



                      SETTLEMENT AND DISSOLUTION AGREEMENT

         This Settlement and Dissolution Agreement is made and entered into this 4th day of June, 1998 (the "Effective Date"), between and among Summit Technology, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts ("Summit"), Summit Partner, Inc., a corporation organized under the laws of the State of Delaware ("SPI"), VISX, Incorporated, a corporation organized under the laws of the State of Delaware ("VISX"), VISX Partner, Inc., a corporation organized under the laws of the State of Delaware ("VPI") and Pillar Point Partners, a Delaware general partnership whose general partners are SPI and VPI ("Pillar Point").

                              W I T N E S S E T H:

         WHEREAS, Summit and VISX caused Pillar Point to be formed in 1992 to resolve certain patent disputes and, in connection therewith, entered into a Formation Agreement dated June 3, 1992 ("Formation Agreement") and caused their affiliates SPI and VPI to enter into a Partnership Agreement of even date ("Partnership Agreement"); and

         WHEREAS, in accordance with the provisions of the Formation Agreement and the Partnership Agreement, Summit and VISX, through SPI and VPI, each caused to be contributed to Pillar Point the exclusive licensing rights in and to certain of their patents containing claims covering methods and apparatus for performing ultraviolet laser corneal surgery in the United States and agreed automatically to contribute to Pillar Point similar rights in any subsequently issued patents under any U.S. patent application having a filing or priority date in whole or in part occurring on or before June 3, 1993, as well as rights in certain Precluding Patents (as defined in the Formation Agreement); and

         WHEREAS, Summit and VISX each entered into License Back Agreements with Pillar Point ("License Back Agreements"), pursuant to which Pillar Point granted to each a non-exclusive license to the Pillar Point patents (the License Back, Formation and Partnership Agreements, together with all amendments thereto and the collateral documentation executed and delivered in connection therewith, are hereinafter collectively referred to as the "Pillar Point Agreements"); and

         WHEREAS, on June 17, 1997, Summit and VISX entered into a settlement agreement (the "Azema Settlement Agreement"), pursuant to which the parties resolved certain patent disputes, released various claims, cross licensed certain of each other's foreign patents, covenanted not to sue each other for patent infringement, and caused the exclusive licensing rights to Summit's United States Azema Patents (as defined in the Azema Settlement Agreement) to be contributed to Pillar Point; and

         WHEREAS, Pillar Point, Summit and VISX are involved in numerous disputes between and among themselves and with third parties relating to Pillar Point; and



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         WHEREAS, Summit and VISX desire to reach a final and complete settlement of all claims, disputes and lawsuits between them, dissolve Pillar Point, cross license patents and exchange general releases, all in accordance with the terms and conditions of this Settlement and Dissolution Agreement;

         NOW, THEREFORE, in consideration of the payments, releases, licenses, covenants and undertakings hereinafter set forth, Pillar Point, Summit and VISX agree as follows:

                               A G R E E M E N T:

         1. AFFILIATES. For purposes of this Settlement and Dissolution Agreement, the term "Affiliate" means (a) any corporation, entity or person that now or in the future owns or acquires at least 85% of the shares entitled to vote of Summit or VISX or that otherwise acquires Summit or VISX by merger, consolidation, or acquisition of substantially all of the assets of Summit or VISX or (b) any corporation, entity or person with respect to which, now or in the future, Summit or VISX owns or acquires at least 85% of the shares entitled to vote of such corporation, entity or person or that is otherwise acquired by Summit or VISX by merger, consolidation or acquisition of substantially all of the assets of such corporation, person or entity. Under no circumstances shall a cooperative venture (as defined at Section 11, below) be deemed to qualify a third party as an Affiliate of VISX or Summit, absent compliance with the specific provisions of this Section 1. Hereinafter, references to Summit and VISX in this Settlement and Dissolution Agreement (including, for example, references to cross licenses granted between Summit and VISX) shall be deemed to include their respective Affiliates.

         2. PATENTS. (a) For purposes of this Settlement and Dissolution Agreement, the term "Summit Patents" means all U.S. and foreign patents issued to Summit or in which Summit in the future acquires an ownership interest or the right to license others to practice the art embodied in the patent, AND which relate to a method or apparatus for laser ablation of corneal tissue. (b) For purposes of this Settlement and Dissolution Agreement, the term "VISX Patents" means all U.S. and foreign patents issued to VISX or in which VISX in the future acquires an ownership interest or the right to license others to practice the art embodied in the patent, AND which relate to a method or apparatus for laser ablation of corneal tissue. Without limitation, the Summit Patents and the VISX Patents include all of the Patents included or includable in Pillar Point by virtue of the Pillar Point Agreements.

         3. PAYMENT. In consideration for the settlement of litigation and releases described in Sections 8, 12 and 14, below, within one (1) business day of the Effective Date, VISX shall make a single lump sum cash payment to Summit in the amount of Thirty-Five Million Dollars ($35,000,000), in good, immediately available funds, wired to the following account: BankBoston, Account #551-06959, ABA #011000390, 100 Federal Street, Boston, Massachusetts 02110 (or such other account as Summit may direct). In the event VISX fails to timely make the payment described in this Section 3, Summit shall have the option of either (i) terminating this Agreement and treating it as null and void or (ii) treating the Agreement as effective and suing VISX in the



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United States District Court for the District of Massachusetts or any other court of competent jurisdiction for breach of contract and/or to specifically enforce VISX's payment and other obligations hereunder. In the event of such suit, VISX (i) consents to the jurisdiction and venue selected by Summit and
(ii) shall be liable for all of Summit's costs of suit, including attorneys' fees.

         4. ROYALTY-FREE LICENSE TO VISX. Pillar Point hereby grants to VISX an irrevocable, perpetual, non-exclusive, non-transferable, fully paid up license under the Summit Patents to make, have made, use, offer to sell, sell, lease and otherwise dispose of products that come within the claims of the Summit Patents, whether directly or indirectly through distributors or other resellers, and to perform and sublicense others to perform procedures using those products or which are covered by method claims of the Summit Patents, in the United States.

         5. ROYALTY-FREE LICENSE TO SUMMIT. Pillar Point hereby grants to Summit an irrevocable, perpetual, non-exclusive, non-transferable, fully paid up license under the VISX Patents, to make, have made, use, offer to sell, sell, lease and otherwise dispose of products that come within the claims of the VISX Patents, whether directly or indirectly through distributors or other resellers, and to perform and sublicense others to perform procedures using those products or which are covered by method claims of the VISX Patents, in the United States.

         6. DISSOLUTION OF PILLAR POINT. Effective immediately following the grant of the licenses described in Sections 4 and 5, above ("Payment Date"), Pillar Point is hereby dissolved, and, subject only to the terms of this Agreement, the Pillar Point Agreements are terminated and all rights to license, prosecute, defend and otherwise deal in and with the VISX Patents shall revert back to VISX or its designee (subject to, among other terms of this Agreement, the terms of Section 5, above), and all rights to license, prosecute, defend and otherwise deal in and with the Summit Patents shall revert back to Summit or its designee (subject to, among other terms of this Agreement, the terms of Section 4, above). From and after the Payment Date, neither Summit nor VISX shall have any further payment or other obligation to Pillar Point in respect of equipment royalties, procedure royalties, or otherwise.

         7. WINDING UP AND TERMINATION OF PILLAR POINT. Notwithstanding the provisions of Section 6, above, Pillar Point shall remain in existence after the Payment Date for the sole purpose of winding up its affairs, defending or settling remaining litigation in which it is or becomes a defendant and/or completing the defense of any such litigation. Except as specifically set forth below, liability for costs and expenses incurred by Pillar Point prior to dissolution, and for ongoing expenses of Pillar Point incurred in connection with the winding up activities described above, shall be allocated 60% to VISX and 40% to Summit. Rights to remaining Pillar Point assets, including cash, claims against third parties (such as patent infringement) and receivables held by Pillar Point which accrued prior to the Payment Date or which otherwise remain in Pillar Point after winding up, shall be allocated 60% to VISX and 40% to Summit. Until the Payment Date, the License Back Agreements will remain in force and the parties will remain liable for royalties to Pillar Point accruing prior thereto, provided that each party may calculate royalties using the same assumptions and contract interpretations as were used in the immediately prior month.





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         8. RESOLUTION OF THIRD PARTY LITIGATION. (a) Summit and VISX will work cooperatively and in good faith to resolve the Third Party Litigation (as identified and defined on EXHIBIT A) [Redacted] *:















* This portion has been omitted pursuant to a request for confidential treatment and filed separately with the Commission



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         9.       VISX CROSS LICENSE. Summit hereby grants to VISX an
irrevocable, perpetual, worldwide, non-exclusive, non-transferable, fully paid up license under the Summit Patents, and any divisions, reissues, re-examinations, continuations, continuations in part, renewals, extensions and additions thereto, to make, have made, use, offer to sell, sell, import, lease and otherwise dispose of products that come within the claims of the Summit Patents, whether directly or indirectly through distributors or other resellers, and to perform and sublicense others to perform procedures using those products or which are covered by method claims of the Summit Patents. As used herein, the term "non-transferable" is not intended to alter or diminish the parties' intention that their present or future Affiliates shall enjoy the benefits of the cross licenses described in this Agreement without necessity of further action (subject to Section 11 below).

         10. SUMMIT CROSS LICENSE. VISX hereby grants to Summit an irrevocable, perpetual, worldwide, non-exclusive, non-transferable, fully paid up license under the VISX Patents and any divisions, reissues, re-examinations, continuations, continuations in part, renewals, extensions and additions thereto, to make, have made, use, offer to sell, sell, import, lease and otherwise dispose of products that come within the claims of the VISX Patents, whether directly or indirectly through distributors or other resellers, and to perform and sublicense others to perform procedures using those products or which are covered by method claims of the VISX Patents. As used herein, the term "non-transferable" is not intended to alter or diminish the parties' intention that their present or future Affiliates shall enjoy the benefits of the cross licenses described in this Agreement without necessity of further action (subject to Section 11 below).

         11.      [Redacted]*












* This portion has been omitted pursuant to a request for confidential treatment and filed separately with the Commission





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         12.      DISMISSAL OF LITIGATION. Within five (5) days of the Effective
Date, Summit, VISX and Pillar Point shall cause all of the Summit/VISX
Litigation (as hereinafter defined) to be dismissed with prejudice, with each party to bear its own costs and attorneys' fees. As used herein, "Summit/VISX Litigation" means VISX Partner, Inc. v. Summit Partner, Inc., Santa Clara County Superior Court, Case No. CV 772057; VISX, Incorporated v. Pillar Point Partners, et al., Santa Clara County Superior Court, Case No. 770042; and VISX Partner, Inc., on behalf Pillar Point Partners, United States District Court, District Of Massachusetts, Case No. 96-11739-PBS. The term "Summit/VISX Litigation" includes all counterclaims, cross-claims and the like asserted in the foregoing actions.

         13. RELEASE BY VISX. Except for Claims (as defined in this Paragraph 13) for breach of this Settlement and Dissolution Agreement, VPI, VISX, and Pillar Point, on behalf of themselves and their respective officers, directors, employees, representatives, predecessors, successors, agents, assigns and attorneys (together, the "VISX Releasors"), do hereby forever release and discharge SPI, Summit, and their respective officers, directors, employees, representatives, predecessors, successors, agents, assigns and attorneys (together, the "Summit Releasees"), from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, contracts, controversies, agreements, promises, damages, judgments, awards, executions, claims and demands







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whatsoever, including without limitation costs and attorneys' fees, in law, admiralty or equity, or as a result of any arbitration, whether known or unknown to any of the VISX Releasors (collectively, "Claims"), which the VISX Releasors, or any of them, ever had, now have or hereafter can, shall, or may have, whether in their own right or by assignment, transfer or grant from any other person, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the Effective Date, including, but not limited to, any Claims relating directly or indirectly to Pillar Point and the Pillar Point Agreements (including royalties and payments alleged to be due and owing thereunder), unfair trade practices, false or misleading advertising claims or otherwise.

         14. RELEASE BY SUMMIT. Except for (i) the possible claims relating to the Trokel Patents described in Section 8(a)(vi), above, below and in the Tolling Agreement, and (ii) Claims (as defined in this Paragraph 14) for breach of this Settlement and Dissolution Agreement, Pillar Point, SPI, Summit, and Summit's Affiliates, on behalf of themselves and their respective officers, directors, employees, representatives, predecessors, successors, agents, assigns and attorneys (together, the "Summit Releasors"), effective on the Payment Date do hereby forever release and discharge VPI, VISX and VISX's Affiliates, and their respective officers, directors, employees, representatives, predecessors, successors, agents, assigns and attorneys (together, the "VISX Releasees") from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, contracts, controversies, agreements, promises, damages, judgments, awards, executions, claims and demands whatsoever, including without limitation costs and attorneys' fees, in law, admiralty or equity, or as a result of any arbitration, whether known or unknown to any of the Summit Releasors (collectively, "Claims"), which the Summit Releasors, or any of them, ever had, now have or hereafter can, shall, or may have, whether in their own right or by assignment, transfer or grant from any other person, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the Effective Date, including, but not limited to, any Claims relating directly or indirectly to Pillar Point and the Pillar Point Agreements (including royalties and payments alleged to be due and owing thereunder or Claims of wrongful dissolution thereof).

         15. COVENANTS NOT TO SUE. (a) Summit hereby covenants never to sue or threaten to sue VISX or VISX's distributors, customers, or users and never to make any claim whatsoever against VISX or VISX's distributors, customers or users anywhere in the world, for any alleged infringement of any patent (whenever issued) which relates to a method or apparatus for laser ablation of corneal tissue, or for any alleged infringement of any patent owned by Summit as of the Effective Date and which relates to refractive correction of the eye, on the basis of the manufacture, use, offer to sell, sale, sublicense to customers or users, lease or other disposition of products that come within the claims of such patents; (b) VISX hereby covenants never to sue or threaten to sue Summit or Summit's distributors, customers, or users and never to make any claim whatsoever against Summit or Summit's distributors or customers, anywhere in the world, for any alleged infringement of any patent (whenever issued) which relates to a method or apparatus for laser ablation of corneal tissue, or for any alleged infringement of any patent owned by VISX as of the Effective Date and which relates to refractive correction of the eye, on the basis of the manufacture, use, offer to sell, sale, sublicense to customers or users, lease or other disposition of products that come within the claims of such patents.




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         16.      ADMISSIBILITY. Nothing in this Settlement and Dissolution
Agreement shall be construed as an admission by any party of any liability of any kind to the other party. This Settlement and Dissolution Agreement shall not be admissible as evidence against any party hereto or its Affiliates in any proceeding other than in a proceeding to enforce an obligation of a party hereunder or as proof of the dissolution of Pillar Point.

         17. NOTICES. Any notice given pursuant to this Settlement and Dissolution Agreement shall be in writing and, except as otherwise expressly provided herein, shall be deemed to have been duly delivered if delivered in person or by certified or registered or overnight express mail, postage and mailing expense prepaid, or by facsimile transmission with hard copy to follow by regular mail, and, if given or rendered to Summit or its Affiliates addressed to:

                           Summit Technology, Inc.
                           21 Hickory Drive
                           Waltham, Massachusetts 02154
                           Attention: Chief Executive Officer

or if given or rendered to VISX or its Affiliates addressed to:

                           VISX, Incorporated
                           3400 Central Expressway
                           Santa Clara, California  95051
                           Attention: Chief Executive Officer

Either party may specify a different address by notifying the other in writing of such different address.

         18. SEVERABILITY. If any provision of this Settlement and Dissolution Agreement, or the application of such provision to any person or circumstance, shall be held to be invalid or unenforceable, the remainder of this Settlement and Dissolution Agreement, or the application of such provision to such persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, provided that such invalid or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic and business intentions of the parties to this Settlement and Dissolution Agreement.

         19. SUMMIT ACKNOWLEDGMENT. Summit hereby warrants and represents that (a) it has read and understood the terms of this Settlement and Dissolution Agreement; (b) it has the full right and authority (i) to enter into this Settlement and Dissolution Agreement, (ii) to grant the licenses, releases, covenants and undertakings recited herein on its own behalf and on behalf of each Summit Affiliate, and (iii) to enter into the agreements received herein on its own behalf and on behalf of each Summit Affiliate; and (c) there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions set forth in this Settlement and Dissolution Agreement.




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         20.      VISX ACKNOWLEDGMENT. VISX hereby warrants and represents that
(a) it has read and understood the terms of this Settlement and Dissolution Agreement; (b) it has the full right and authority (i) to enter into this Settlement and Dissolution Agreement, (ii) to grant the licenses, releases, covenants and undertakings recited herein on its own behalf and on behalf of each VISX Affiliate, and (iii) to enter into the agreements recited herein on its own behalf and on behalf of each VISX Affiliate; and (c) there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions set forth in this Settlement and Dissolution Agreement.

         21. INTEGRATION. Except as otherwise specifically set forth herein, this Settlement and Dissolution Agreement, together with its Exhibits, represents the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous discussions, agreements and understandings relating thereto. Specifically, except as otherwise expressly provided herein, each of the following agreements is expressly terminated and superseded as of the Effective Date by operation of this Settlement and Dissolution Agreement.

                  - Formation Agreement dated June 3, 1992 among VISX, Summit, VPI, and SPI

                  - General Partnership Agreement, dated June 3, 1992, between SPI and VPI

                  -        License-back to Summit Agreement dated June 3, 1992

                  -        License-back to VISX Agreement dated June 3, 1992

                  - Contribution Agreement between SPI and Pillar Point dated June 3, 1992

                  - Contribution Agreement between VPI and Pillar Point dated June 3, 1992

                  -        The following sections of the Azema Settlement
                           Agreement: 4 (Definition of Affiliate); 9(b) (License to VISX); 10(b) (License to Summit); 11(a) and 12(a) (Covenants Not to Sue); and 24 (Integration).

                  - Tolling Agreement dated February 12, 1998, between Summit and VISX

         It is the intent of the parties that the Joint Defense Agreement among them relating to the Third Party Litigation shall survive execution of this Settlement Agreement. This Settlement and Dissolution Agreement may not be varied or modified other than by a writing executed on behalf of each of the parties hereto. With the exception of transfers of rights to present or future Affiliates



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(which occurs without necessity of further action), neither VISX nor Summit shall assign, transfer, or delegate any of its rights, duties and obligations under this Settlement and Dissolution Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld.

         22. STRICT PERFORMANCE. The failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Settlement and Dissolution Agreement or to exercise any right or remedy consequent upon a breach thereof shall not constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         23. INDEMNIFICATION. Each of Summit and VISX (for purposes of this Paragraph 23, each a "Licensee") shall indemnify, defend and hold harmless the other party and its successors and assigns (for purposes of this Paragraph 23, each a "Licensor") from and against any loss, damage, cost or expense of whatsoever kind or nature (including reasonable attorneys' fees and professional expenses) incurred by the Licensor by reason of any product liability claim arising out of the manufacture, use, sale, lease, license or other disposition of products manufactured or marketed by Licensee or any Licensee Affiliate or any distributor of Licensee or any Licensee Affiliate and licensed hereunder. The foregoing indemnification and agreement to defend and hold harmless shall include, without limitation, any cost or expense incurred or to be incurred by the Licensor or any Licensor Affiliate by reason of its having been or being made a party or being threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in connection with any actual or alleged act or omission in connection with any such manufacture, use, sale, lease, license or other disposition of products manufactured or assembled by Licensee or any Licensee Affiliate or performance of any procedures using those products. The foregoing indemnification and agreement to defend and hold harmless shall not extend to any acts or omissions by or on behalf of the Licensor or its Affiliates in bad faith or as a result of negligence. A party claiming indemnification shall not be entitled to indemnification with respect to any action to which it consented in writing or any claim as to which it did not give written notice to the party from which indemnification is sought within ninety (90) days after having received notice of such claim. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES. In the event any claim for indemnification arises from a claim of a third party, the party from whom indemnification is sought shall have the right to defend against such third party claim and, in such event, the party seeking indemnification shall cooperate with all reasonable requests in the defense thereof at the expense of the party from whom indemnification is sought.

         24. NO AGENCY. Nothing in this Settlement Agreement shall be deemed to appoint or authorize any party to act as an agent of the other party or to assume or incur any liability or obligation in the name or on behalf of the other party.

         25. LABELS. (a) VISX shall affix to each product covered by one or more of the Summit Patents that is sold, licensed, leased or otherwise disposed of after the Effective Date a label reasonably requested by Summit listing the applicable Summit Patent(s). The purpose of the label




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is to provide notice of the Summit Patents to other parties to establish or support a claim by Summit against any such other party of damages due to infringement. Summit and VISX agree that any such label will not be introduced into evidence, produced, relied upon, or used in any way in any proceeding between Summit and VISX, except in a proceeding related to enforcement of the terms of this Settlement and Dissolution Agreement; (b) Summit shall affix to each product covered by one or more of the VISX Patents that is sold, licensed, leased or otherwise disposed of after the Effective Date a label reasonably requested by VISX listing the applicable VISX Patent(s). The purpose of the label is to provide notice of the VISX Patents to other parties to establish or support a claim by VISX against any such other party of damages due to infringement. Summit and VISX agree that any such label will not be introduced into evidence, produced, relied upon, or used in any way in any proceeding between Summit and VISX, except in a proceeding related to enforcement of the terms of this Settlement and Dissolution Agreement.

         26. GOVERNING LAW. This Settlement and Dissolution Agreement shall be governed by the laws of the State of Delaware. The terms of this Settlement and Dissolution Agreement may be enforced in any court of competent jurisdiction. Both parties hereby acknowledge and submit to the jurisdiction of the Federal District Court for the District of Delaware to hear and resolve any dispute over terms of the Settlement and Dissolution Agreement, to protect and enforce the parties' rights hereunder, to rectify the contract if necessary, and to order specific performance, injunction or similar equitable relief.

         27. COUNTERPARTS. This Settlement and Dissolution Agreement may be executed in separate counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

         28. PUBLIC STATEMENTS. Summit and VISX agree that neither of them shall make any public statements about this Settlement and Dissolution Agreement or its terms, except as may be set forth in the joint press release referred to below or as required by applicable securities laws. VISX and Summit shall be permitted to disclose the terms of this Settlement and Dissolution Agreement to the Federal Trade Commission, and to any other person or entity if ordered to do so by a court of competent jurisdiction, and VISX and Summit shall be permitted to issue a joint press release, after the Effective Date, announcing the fact that they have settled outstanding disputes and agreed to dissolve Pillar Point Partners and the general terms of the Agreement.




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         WHEREFORE, the parties hereto, having been duly authorized to do so, have caused this Settlement and Dissolution Agreement to be executed as of the date first above written.


SUMMIT TECHNOLOGY, INC.                    VISX, INCORPORATED


By: /s/ Robert J. Palmisano                By: /s/ Elizabeth Davila
    -------------------------------            -------------------------------
    Name: Robert J. Palmisano                  Name: Elizabeth Davila
    Title: Chief Executive Officer             Title: Executive Vice President
                                                      Chief Operating Officer


SUMMIT PARTNER, INC.                       VISX PARTNER, INC.


By: /s/ Robert J. Palmisano                By: /s/ Elizabeth Davila
    -------------------------------            -------------------------------
    Name: Robert J. Palmisano                  Name: Elizabeth Davila
    Title: Chief Executive Officer             Title:   Vice President


By: /s/ James Lightman                     By: /s/ Katrina Church
    -------------------------------            -------------------------------
    Name: James Lightman                       Name: Katrina Church
    Title: Secretary                           Title: Secretary



PILLAR POINT PARTNERS                      PILLAR POINT PARTNERS


By: SUMMIT PARTNER, INC.                   By: VISX PARTNER, INC.
    ITS GENERAL PARTNER                        ITS GENERAL PARTNER


By: /s/ Robert J. Palmisano                By: /s/ Elizabeth Davila
    -------------------------------            -------------------------------
    Name: Robert J. Palmisano                  Name: Elizabeth Davila
    Title: Chief Executive Officer             Title:   Vice President




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